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                                                                  EXHIBIT (d)(2)

             FORM OF FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

         AGREEMENT, made as of this 1st day of April, 2006, between State Street Master Funds (the "Trust") on behalf of its State Street Money Market Portfolio series (the "Portfolio"), and SSgA Funds Management, Inc. ("SSgA FM").

         WHEREAS, the parties have entered into an Investment Advisory Agreement with respect to the Portfolio (the "Advisory Agreement"); and

         WHEREAS, SSgA FM desires to reduce the investment advisory fee charged to the Portfolio described in the Advisory Agreement and/or reimburse certain operating expenses for the Portfolio to keep expenses at specified levels as set forth below.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust and SSgA FM agree as follows:

         1. For the period commencing as of the date of this Agreement through November 1, 2007, SSgA FM agrees to waive fees payable to SSgA FM pursuant to the Advisory Agreement and/or reimburse operating expenses for the Portfolio in an amount sufficient to keep the total annual operating expenses (exclusive of interest, taxes and extraordinary expenses) for the Portfolio at 0.10%.

         2. SSgA FM understands and intends that the Portfolio, and any series of an investment company that investments substantially all of its investable assets in the Portfolio ("Feeder Fund"), will rely on this agreement in preparing and filing their respective registration statements on Form N-1A (including any amendments or supplements thereto) and in accruing the expenses of the Portfolio and any such Feeder Fund, as applicable, for purposes of calculating net asset value and otherwise, and expressly permits the Portfolio and any Feeder Fund to do so.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.


STATE STREET MASTER FUNDS                      SSGA FUNDS MANAGEMENT, INC.


By:                                            By:
   ------------------------------                 ------------------------------
         Name:   Gary L. French                       Name:  James E. Ross
         Title:  Treasurer                            Title: President